EVERTEC BOARD WELCOMES TWO NEW MEMBERS

SAN JUAN, PUERTO RICO, May 24, 2019 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced that the Company’s shareholders elected two new members to the Evertec Board of Directors (the “Board”), Messrs. Iván Pagán and Aldo Polak. Ms. Teresita Loubriel and Mr. Néstor Rivera did not stand for re-election to the Board at the Annual Meeting.

Frank D’Angelo, Chairman of the Board stated, “We are pleased to welcome Messrs. Pagán and Polak to the Board. Their expertise in financial and M&A matters, as well as experience in the Caribbean and Latin American markets, will extend the breadth of knowledge on the Board; and represent valuable assets, particularly as the Company focuses on the continued expansion in Latin America. We would also like to thank Ms. Loubriel and Mr. Rivera for their dedication and service over their tenures on the Board."

Until Mr. Pagán’s recent retirement in February 2019, he held various financial management and corporate development positions at Popular and Banco Popular de Puerto Rico. As Head of Corporate Development for 22 years, he managed mergers and acquisitions, divestitures, corporate reorganizations and strategic alliances for Popular, completing significant transactions in the United States, Latin America, Puerto Rico and the Caribbean. Mr. Pagán holds a BBA (Accounting) from the University of Puerto Rico and is a retired Certified Public Accountant.

Mr. Polak is the Chief Development & Investment Officer at Cisneros, where he oversees the development of the portfolio businesses of the overall group and evaluates, recommends, and executes investment decisions. Prior to Cisneros, Mr. Polak spent over 15 years as an investment banker, most recently heading Latin America at LionTree, a global investment and merchant banking firm.  He currently serves as a director for LatinoU and is also involved with Endeavor, as a panelist and mentor to entrepreneurs.  Mr. Polak earned his MBA from Stanford University, and his MS Chemical Engineering and BS Chemistry degrees from UDELAR in Uruguay.

About EVERTEC
EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The Company manages a system of electronic payment networks that process more than two billion transactions annually and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Contact
Kay Sharpton
Investor Relations
(787) 773-5442
IR@evertecinc.com